May 22, 1998

Mr. Gerard Armond Powell, CEO
Cooperative Images Inc./Elective Investments
210 West Fourth Street Suite 101
East Stroudsburg Pa 18301

Dear Mr. Powell:

Per our conversation the following is a summation of the parameters in the purchase of contracts from Cooperative Images Inc-/Elective Investments (CIEI) to Boyle Leashing Technologies, Inc./Leasecomm Corporation (BLT) upon the terms and subject to the: conditions act forth below.

The principal terms and conditions of the proposed purchase are as follows:

Seller:  Cooperative Images Inc./Elective Investments

Amount: Approximately $1,000,000 per month with a minimum of $500,000 per month.

Agreement Length:  Three years from closing date.

Eligible Consumer Notes: Individual Notes must be current on sole date; BLT mute approve all documentation and State Venue prior to purchase

Purchase Price: Equal to the Net Present Value of the remaining stream of Payments discounted at 18.5% (assuming 22.5% average interest rate on notes).

Holdback: 5.5% holdback to be released to Seller after individual pools of transactions are paid.

Recourse:  2.0% additional recourse above the $.5% Holdback.

Charge Back: Contracts will be repurchased by CIEI after 120 days past due; Charge Back amount will be equal to remaining Account Balance Due plus uninvoiced future payments discounted at 18.5%.

Underwriting Criteria: Individuals must score 640 or above on 70% of the portfolio with the remaining transactions scoring 620 and above using the Fair Isaac or other BLT approved scoring system. BLT has right of refusal on any transaction submitted for funding

Of note, the purchase of contracts from CIEI does not take the place of our Business Loan Agreement dated August 5, 1997. This is a separate and distinct agreement.

The Seller agrees to enter to a standard Dealer/Vendor Agreement and agrees to indemnify and hold harmless BLT and its directors, officers, agents, subsidiaries and affiliates from and against any and all damages, losses, claims and liabilities (including attorneys' fees and expenses) to which any such person may become subject arising out of or in connection with this letter or the transactions contemplated hereby (whether or not such transactions are consummated), provided that the foregoing indemnity person try the extent its losses, claims, damages or liabilities are found by a final judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified person.

If the foregoing is satisfactory to you, please evidence your acceptance of this letter by signing and returning the enclosed copy of this letter to us not later than May 31, 1998.

Sincerely yours,                              Accepted:
                                              Cooperative images, Inc./
                                              Elective c Investments
/s/ J. Gregory Hines
J. Gregory Hines                               By: /s/ Gerard A. Powell
Vice. President                                Gerard A. Powell, CEO

Cc: FRB, RFL.

Additional Items

1) Credit line for 3 million no holdback 90% advance rate 15% interest rate.

2) Will buy 1 million additional in paper (FICO) scores 560-619 for 75% of face value, this is one million a month in addition to the million previously provided.

3) Will recast the portion of the old line that is left outstanding after we well the balance to a 3rd party (extend loan by three months).

BLT Boyle Leasing Technologies.  Inc.